Exhibit 2


                         TRANSITION agreement


     THIS TRANSITION AGREEMENT (this "Agreement"), made as of the 31st day of May, 2000, is by and among HALIFAX CORPORATION, a Virginia corporation ("HC"), HALIFAX TECHNICAL SERVICES, INC., a Virginia corporation ("HTSI") and U.S. FACILITIES, INC., a Delaware corporation ("USF").

                              BACKGROUND

     A. USF has agreed to purchase from HC all of the issued and outstanding shares of capital stock of HTSI pursuant to the terms of a Stock Purchase Agreement of even date herewith (the "Purchase Agreement"). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

     B. HTSI is engaged in the business of providing facilities management and technology services pursuant to the contracts listed on
Schedule 3.17 to the Purchase Agreement  (collectively, the
"Transferred Contracts").

     C. USF and HTSI have requested, and HC has agreed, that HC will provide to HTSI during the Term (as hereinafter defined) and for the fees set forth herein such accounting, contract administration, human resources and procurement functions as HTSI may require (such services, as further described in Section 1 below, being referred to herein collectively as the "Transition Services").

     D. The parties hereto wish to enter into this Agreement pursuant to which HC will provide the Transition Services.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

     1. Transition Services to be Provided by HC. HC shall provide Transition Services with respect to all Transferred Contracts in accordance with the terms described below.

          (a) General Identification of Services. The Transition Services to be provided by HC shall include the following:

               (i) Processing and facilitating the billing, collection and deposit of revenues into HTSI's bank accounts and the payment by HTSI of HTSI's past debts and liabilities and all debts and liabilities incurred during the Term;

               (ii) Providing advice concerning the Transferred
Contracts, including operations and administration at each contract site;

               (iii)     Providing all human resources and labor
relations functions, including, without limitation, supervision of the hiring and firing of all employees and training of all employees, as well as the handling of employee benefits;

               (iv) Providing financial and other reports and other information to HTSI with respect to HTSI's operations;

               (v) Providing payroll functions including, but not limited to, payment, withholding, trust fund, deposit and tax compliance services;

               (vi) Handling all relationships with contractors and subcontractors;

               (vii)     Managing liability planning and
administration, including insurance services (but not including the providing of insurance, which shall be HTSI's responsibility), monitoring claims and litigation and coordinating responses to liability issues;

               (viii) Providing data processing and information services, including hardware and software, hardware systems and networking facilities and the transition to HTSI and the implementation by HTSI of the Deltec Government Accounting System;

               (ix) Providing services relating to the purchase of goods and services necessary to the performance of anyTransferred
Contracts, including negotiations with vendors and suppliers; and

               (x) Performance of HTSI's accounting, bookkeeping and record keeping functions relating to all of the above.

          (b) Personnel Providing Transition Services. HC agrees to provide each class of Transition Services set forth on Schedule 1 hereto and, to the extent reasonably practicable, shall provide such Transition Services under the supervision of the employees listed on
Schedule 1.

          (c)  Duration of Transition Services.  Notwithstanding
Section 3 hereof, on June 16, 2000, June 30, 2000 and July 14, 2000, HTSI may elect, upon notice to HC, to terminate some or all of the Transition Services provided by HC (such election by HTSI being referred to herein as an "Optional Termination").

          (d)  Compensation and Expenses.   As compensation for the
Transition Services, HTSI shall pay to HC a monthly fee of not more than $55,000 (the "Management Fee"), allocated among each class of services provided, as follows:

               (i)  Accounting:              $22,000
               (ii) Human Resources:         $10,000
               (iii)     Contract Administration: $12,000
               (iv) Procurement:             $11,000

     In addition to the Management Fee, HC shall be entitled to reimbursement by HTSI for insurance premiums paid to maintain employee benefits coverage for HTSI's employees following the Closing Date and all expenses incurred by HC in providing the Transition Services (such expenses being referred to herein as the "Transition Costs"). HC shall not incur any expense relating to the Transition Services in excess of $1000 without HTSI's prior written approval. The Management Fee shall be payable by HTSI to HC on the last day of each calendar month during the Term or any Renewal Term for services provided during such month. In the event HC provides Transition Services (or any class or subclass of Transition Services) for only a portion of any calendar month, the Management Fee (or the portion thereof allocable to the subject class or subclass of Transition Services) shall be prorated for the number of days during such month that HC was obligated to provide such services. HC agrees to submit to HTSI by the tenth (10th) calendar day of each month during the Term an invoice in such detail as HTSI may reasonably require listing the Transition Costs incurred by HC during the preceding calendar month. Within ten (10) calendar days after the receipt of an invoice for Transition Costs, HTSI shall remit payment thereon to HC.

     2.   Collection of Accounts Receivable; Payment of Additional
Taxes.

          (a) From and after the Closing, HC shall collect on HTSI's behalf and for HTSI's account all amounts received by HC in payment of Accounts Receivable and shall immediately remit to an account designated by HTSI all amounts so collected by HC, less any amount retained by HC in accordance with subparagraph 2(b)(ii) hereof.

          (b) USF and HC have agreed in the Purchase Agreement that HTSI shall pay to HC on account of Additional Taxes up to $190,000, to be drawn from the first amounts received from and after Closing in payment of Accounts Receivable. Accordingly, USF and HTSI hereby agree that (i) HTSI shall pay to HC all amounts received by HTSI from and after the Closing with respect to the Accounts Receivable, up to $190,000 and (ii) HC may retain up to $190,000 from amounts received by HC in payment of Accounts Receivable; provided, however, that in no event shall the aggregate amount paid to and retained by HC pursuant to this subparagraph (b) exceed $190,000.

          (c) HC acknowledges and agrees that all amounts paid to or retained by HC pursuant to subparagraph (b) above shall be deposited into an escrow account and thereafter disbursed to HC or refunded to USF in accordance with Section 2.6 of the Purchase Agreement.

     3.   Term of Agreement; Termination Rights.

          (a) The term of this Agreement shall commence on the date hereof and continue until July 31, 2000 (the "Initial Term"), subject to any Optional Termination by HTSI pursuant to Section 1(c), above, or a prior termination for Cause as hereinafter provided. This Agreement may renew for one or more successive periods of thirty (30) days (each such period being referred to hereinafter as a "Renewal Term") upon the mutual agreement of the parties. In the event HTSI wishes to renew the Agreement, HTSI shall submit a written request to HC not less than ten (10) days prior to the expiration of the Initial Term or any Renewal Term. HC shall accept or refuse HTSI's request in writing within three (3) business days after receipt of HTSI's request. In the event HC fails timely to respond to HTSI's request, the Agreement shall be deemed to have been renewed for one additional Renewal Term. The "Term" of this Agreement shall include the Initial Term and each Renewal Term.

          (b) Either party may terminate this Agreement at any time for "Cause." As used herein, "Cause" means (i) the failure of the other party to perform its duties or obligations hereunder in any material respect, which failure continues for five (5) days after written notice thereof from the nonbreaching party; or (ii) knowing and intentional misconduct materially injurious to the party desiring to terminate this Agreement.

          (c) No termination of this Agreement shall affect HC's right to receive (i) payment for Transition Services performed and/or (ii) reimbursement of Transition Costs accrued through the effective date of such termination.

     4. Nature of Relationship between Parties. Nothing herein contained shall be deemed to make HC a partner, co-venturer or other participant in the business or operations of HTSI or USF, or in any manner to render HC liable, as principal, surety, accommodation party, guarantor, agent or otherwise, for any of the debts, obligations or liabilities of HTSI or USF whether incurred directly by HTSI or by HC on behalf of HTSI in accordance with this Agreement; it being understood that such debts, obligations and liabilities are and shall be and remain solely those of HTSI and USF.

     5. HTSI's Right of Inspection. Upon HTSI's request, and HTSI's and USF's agreement to treat such information with appropriate confidentiality, HC shall make available to HTSI and its authorized representatives for inspection such of HC's books and operational and accounting records related to this Agreement as are necessary for HTSI's verification of the proper performance by HC of its obligations under this Agreement and the correctness and accuracy of the information provided by HC to HTSI hereunder, and HC shall allow HTSI to make copies of extracts therefrom. Such inspection and copying shall be made at HTSI's expense.

     6.   Ratification and Exculpation.

          (a) Each of HTSI and USF hereby ratifies, approves, assumes and agrees to those obligations and undertakings which may be made by HC for and on behalf of HTSI or USF under or in connection with this Agreement which are within the scope of the authority vested in HC hereunder.

          (b) HC, its owners and Affiliates, and the directors, officers, employees and agents of HC or any of its owners and Affiliates, shall have no responsibility or liability for any acts or omissions by any of them under or in connection with this Agreement if such action or failure to act was not grossly negligent and was done without intent to do injury to HTSI or USF. HC may confer with counsel with respect to any action relating to HC's power or authority hereunder, and HC, its owners and Affiliates, and directors, officers, employees and agents of HC or any of its owners and Affiliates shall not be liable under any circumstances for any act done or omitted to be done in good faith on advice of counsel. HC shall be protected in acting upon any certificate, statement, notice from any Person, request, consent, agreement or other instrument whatsoever, not only as to its due execution and validity, and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained which HC shall in good faith believe to be valid and to be signed or presented by a proper Person.

     7. Indemnity. Each of HTSI and USF shall indemnify, defend and hold harmless HC and its shareholders, directors, officers, employees and agents (collectively, the "HC Indemnitees") from and against any and all losses, costs, liabilities, claims, suits, demands and expenses (including, but not limited to, reasonable attorneys' fees and costs) (collectively, "Liabilities") arising from this Agreement and HC's performance of its duties hereunder, provided HC performs in accordance with the terms hereof and, provided further, that this indemnity shall not apply to any Liabilities incurred by the HC Indemnitees resulting from HC's gross negligence or willful misconduct. HC shall indemnify, defend and hold harmless HTSI and USF and their respective shareholders, directors, officers, employees and agents (collectively, the "HTSI/USF Indemnitees") from and against any and all Liabilities incurred by any of the HTSI/USF Indemnitees as a result of HC's gross negligence or willful misconduct.

     8. Remedies. The right of either party to terminate this Agreement for "Cause" pursuant to Section 3, above, shall be in addition to all other rights or remedies which may be available to the aggrieved party at law or in equity. The occurrence of any matter constituting "Cause" hereunder (and the lapse of the cure period described within such definition), at the option of the nonbreaching party and upon written notice to the breaching party, shall constitute a default under this Agreement, whereupon the nonbreaching party shall be entitled to exercise all rights and remedies which may be available to it. Without limiting the generality of the foregoing, either party may commence an action in a court of competent jurisdiction upon the alleged breach of this Agreement by the other party.

     9. Notices. All notices hereunder must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee if sent by a nationally recognized overnight delivery service (receipt requested), in each case addressed to the parties as follows or to such other addresses as may be designated in written notice to the parties:

               To HC:

               Halifax Corporation
               5250 Cherokee Avenue
               Alexandria, VA   22312
               Attn:  President
               Fax No.:  (703) 658-2426

               with a copy to:

               Blank Rome Comisky & McCauley LLP
               One Logan Square
               Philadelphia, PA  19103
               Attn:  Barry Genkin, Esquire
               Fax No.:  (215) 569-5550

               To HTSI and USF:

               Halifax Technical Services, Inc.
               1800 John F. Kennedy Boulevard
               16th Floor
               Philadelphia, PA   19103
               Attn:  President
               Fax No.:  (215) 564-1529

               with a copy to:

               Obermayer Rebmann Maxwell & Hippel LLP
               One Penn Center, 19th Floor
               1617 John F. Kennedy Boulevard
               Philadelphia, PA   19103
               Attn:  John V. O'Hara, Esquire
               Fax No.:  (215) 665-3165

     10. Section Headings. All headings used are for convenience only and shall not be referred to in construing this Agreement.

     11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the written consent of the other party.

     12. Modification. This Agreement may not be modified, varied, supplemented or amended in any respect except in a writing executed by all parties hereto.

     13. Entire Agreement. This Agreement expresses the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior agreements or understandings relating to the subject matter hereof (other than the Purchase Agreement) are hereby superseded and cancelled.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     15. Certain Defined Terms. "Person" as used herein means a natural person, joint venture, corporation, partnership, sole proprietorship, trust, estate, cooperative, association, government or governmental entity or any other entity.

     16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held valid or unenforceable.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement as of the day and year first above written.

Attest:                          HALIFAX CORPORATION



___________________________      By: /s/Charles L. McNew
Authorized Officer                           President


Attest:                          HALIFAX TECHNICAL SERVICES, INC.



______________________________     By: /s/James C. Dobrowolski
Authorized Officer                           President


Attest:                                 U.S. FACILITIES, INC.



_______________________________    By:  /s/Willie F. Johnson
Authorized Officer                           Chairman

                              SCHEDULE 1

Accounting

Accounts Payable:        Jodi Ressler
                    Renee Jarman

Payroll Processing:      Vivian Butler

Payroll Taxes/Union
   Dues Compliance:      Paul Saha*

Sales Tax Compliance:    [name]

GL Processing:           Kim Chu

Billing:                 Pam Auber

Collections:             Monica Prey

Supervision:             Diana Camargo

Financial Statement      Joseph Sciacca
   Review:                    Diana Camargo

Human Resources

Pam Kirschner
Doug Randles*
Jean Brooks (new benefit plan)
Katrina Edwards

Contracts

Jim Sherwood*
Jean Burdick
Suzanne Green

Procurement

Patricia McNamara
Maurice Evans

*  HC contact person